ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113
1007 JCAmsterdam
Beethovenstraat 400	Amsterdam, March 28, 2019
1082 PRAmsterdam
T +31 20 71 71 000	InflaRx N.V.
Winzerlaer Str. 2
07745 Jena
Germany
F +31 20 71 71 111

Exhibit 5.1

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the Registration Statement and the filing thereof with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon a draft of the Registration Statement and pdf copies of the Corporate Documents and we have assumed that any issuance of Securities shall be effected for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today's date.

Amsterdam London Luxemburg New York Rotterdam
This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

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The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.
drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Current Articles are the Articles of Association in force and effect;

c.	the authorized share capital (maatschappelijk kapitaal) of the Company allows for the issuance of the Common Shares;

d.
the Securities shall have been issued, and pre-emption rights in connection therewith shall have been excluded, pursuant to resolutions validly passed by the corporate body (orgaan) of the Company duly authorized to do so;

e.
the issue or purchase price for any Securities shall have been satisfied in cash in full and shall have been received and accepted by the Company ultimately upon the issuance of such Securities and, where relevant, the Company shall have consented to payment on Common Shares in a currency other than Euro;

f.
any Common Shares issued pursuant to the conversion or exchange of other Securities shall be issued pursuant to a valid conversion, exchange or exercise of such other Securities in accordance with their terms;

g.	the statements made, and information included in, the Certificate is true and correct in all aspects;

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h.	no Securities shall be offered to the public in the European Economic Area; and

i.	at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Common Shares

2.
The Common Shares, including any Common Shares issued pursuant to the conversion or exchange of Debt Securities, the exercise of Warrants, the satisfaction of the Company's obligations under Purchase Contracts or as a constituent of a Unit, when issued by the Company and accepted by the acquiror(s) of such Common Shares, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.
Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company's board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.
Pursuant to Section 2:7 of the Netherlands Civil Code (Burgerlijk Wetboek), any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by issuing any Securities, the Company would transgress the description of the objects contained in the Current Articles. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by issuing Securities since this is a matter of fact.

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C.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors' rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.
the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e. duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring), set-off (verrekening), and other defences afforded by Netherlands law to obligors general.

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D.
The term "non-assessable" has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption "Legal Matters".

Sincerely yours,

/s/ NautaDutilh N.V.
NautaDutilh N.V.

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EXHIBIT A
LIST OF DEFINITIONS

"Anti-Boycott Regulation"
The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

"Articles of Association"	The articles of association of the Company as they may read from time to time.

"Certificate"	A certificate purported to have been signed by the Company's Chief Legal Officer, dated the date of this opinion letter.

"Commercial Register"	The Netherlands Chamber of Commerce Commercial Register.

"Common Shares"
Common shares in the capital of the Company registered pursuant to the Registration Statement, including common shares issuable by the Company pursuant to the conversion or exchange of Debt Securities, the exercise of Warrants, the satisfaction of the Company's obligations under Purchase Contracts or as a constituent of a Unit.

"Company"	InflaRx N.V., a naamloze vennootschap, registered with the Commercial Register under number 68904312.

"Corporate Documents"	The Deed of Incorporation, the Deed of Conversion, the Current Articles, the Extract and the Certificate.

"Current Articles"	The Articles of Association as they read immediately after the execution of the Deed of Conversion, following which, according to the Extract, no amendment to the Articles of Association was effected.

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"Debt Securities"	One or more series of debt securities of the Company registered pursuant to the Registration Statement.

"Deed of Conversion"	The deed of conversion of the Company's legal form and amendment to the Articles of Association dated November 8, 2017.

"Deed of Incorporation"	The deed of incorporation (akte van oprichting) of the Company, dated June 6, 2017

"Extract"	An extract from the Commercial Register relating to the Company, dated the date of this opinion letter.

"Insolvency Proceedings"
Bankruptcy (faillissement) or suspension of payments (surseance van betaling) under the Netherlands Bankruptcy Code (Faillissementswet), or any foreign insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

"NautaDutilh"	NautaDutilh N.V.

"Purchase Contract"
A purchase contract entered into between the Company and the applicable counterparty for the purchase or sale of debt or equity securities issued by the Company or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above, registered pursuant to the Registration Statement.

"Registration Statement"	The Company's registration statement on Form F-3 under the United States Securities Act of 1933, in the form reviewed by us.

"Relevant Moment"	Each time when Securities are issued by the Company.

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"SEC"	The United States Securities and Exchange Commission.

"Securities"	Common Shares, Debt Securities, Warrants, Purchase Contracts and Units.

"the Netherlands"	the European territory of the Kingdom of the Netherlands

"Units"	One or more series of units consisting of two or more constituent Common Shares, Debt Securities, Warrants and/or Purchase Contracts, registered pursuant to the Registration Statement.

"Warrants"	One or more series of warrants for the purchase of Debt Securities, Common Shares or other securities issuable by the Company, registered pursuant to the Registration Statement.